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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                      FORM 15

           Certificate and Notice of Termination of Registration Under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                      0-916-3
                            ____________________________
                               Commission File Number



                            Plenum Publishing Corporation
                ______________________________________________________
                (Exact name of registrant as specified in its charter)



                      233 Spring Street, New York, NY 10013
                  _____________________________________________________
                  (Address of registrant's principal executive offices)



                      Common Stock, par value $.10 per share
                _______________________________________________________
                (Title of each class of securities covered by this Form)



                                         None
                ________________________________________________________
                (Titles of all other classes of securities for which a
              duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



                Rule 12g-4(a)(1)(i) [X]              Rule 12h-3(b)(1)(i) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12-6-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(2)(i) [ ]              Rule 12h-3(b)(2)(i) [ ]
               Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                                          Rule 15d-6     [ ]


     Approximate number of holders of record as of the certification or notice date: 163

     Pursuant to the requirements of the Securities Exchange Act of 1934, Plenum Publishing Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   July 21, 1998                       By: /s/ Jeffrey K. Smith
                                               ----------------------
                                               Jeffrey K. Smith
                                               President